Mail Stop 3561

								February 14, 2006

 BY U.S. Mail and Facsimile [ (702) 732-9465 ]

 Mr. John M. Garner
   Chief Financial Officer
 ARCHON CORPORATION
 3993 Howard Hughes Parkway, Suite 630
 Las Vegas, Nevada  89109

 	Re:	Archon Corporation
 		Form 10-K for Fiscal Year Ended September 30, 2005
 		File No. 1-09481

Dear Mr. Garner:

	We have completed our review of your Form 10-K and have no further comments at this time.


      Sincerely,



								Joseph A. Foti
								Senior Assistant Chief
Accountant

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John M. Garner
Archon Corporation
January 23, 2006
Page 3